Exhibit 5.1
Michael Best & Friedrich LLP
Attorneys at Law
100 East Wisconsin Avenue
Suite 3300
Milwaukee, WI 53202-4108
Phone 414.271.6560
Fax 414.277.0656
October 3, 2008
Anchor BanCorp Wisconsin Inc.
25 West Main Street
Madison, Wisconsin, 53703
Ladies and Gentlemen:
     We have acted as counsel for Anchor BanCorp Wisconsin Inc., a Wisconsin corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”), for the purpose of registering up to Two Hundred Million Dollars ($200,000,000) aggregate amount of (i) debt securities, which may be either senior debt securities (“Senior Debt Securities”), subordinated debt securities (“Subordinated Debt Securities”) or junior subordinated debt securities (“Junior Subordinated Debt Securities,” together with Senior Debt Securities and Subordinated Debt Securities the “Debt Securities”), (ii) common stock, $.10 par value per share (“Common Stock”), (iii) preferred stock, $.10 par value per share (“Preferred Stock”), (iv) depositary shares (“Depositary Shares”), (v) purchase contracts (“Purchase Contracts”), (vi) units (the “Units”), and (vii) warrants (the “Warrants”), and the trust preferred securities (the “Trust Preferred Securities”) of Anchor Capital Funding Trust I, the Company’s Delaware statutory trust subsidiary (the “Trust”) and related guarantees of the Company (the “Guarantees” and each a “Guarantee”) of certain payments and obligations of each of the Trusts.
     The Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Purchase Contracts, Units, Warrants, Trust Preferred Securities and Guarantees are hereinafter collectively referred to as the “Securities.” The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and any supplements thereto.
     In connection with the issuance of this opinion, we have examined such documents, including resolutions of the Board of Directors of the Company adopted on September 30, 2008 (the “Resolutions”), and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the

Anchor BanCorp Wisconsin Inc.
October 3, 2008

Company and of public officials. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in each form incorporated by reference as exhibits to the Registration Statement.
     Based on the foregoing, we are of the opinion that:
     1. When the terms of the Debt Securities and their issuance and sale have been duly authorized by the Company, as applicable, and duly established in conformity with the applicable indenture, and the Debt Securities have been duly executed, authenticated and delivered in accordance with the applicable Indenture against payment of the purchase price therefor, and issued and sold as contemplated in the Registration Statement and any applicable prospectus supplement relating thereto, the Debt Securities will constitute valid and binding obligations of the Company, as applicable, subject to the right of a court of competent jurisdiction to make other equitable provisions to effectuate the subordination provisions set forth in the applicable Indenture.
     2. When the terms of the issuance and sale of the Common Stock or Preferred Stock (or Depositary Shares), have been duly authorized by the Company and the Common Stock or Preferred Stock (or Depositary Shares) has been duly issued and sold against payment of the purchase price therefor and issued and sold as contemplated in the Registration Statement and any applicable prospectus supplement relating thereto, the Common Stock or Preferred Stock (or Depositary Shares) will be validly issued, fully paid, and non-assessable, subject to qualification (d) below.
     3. When the terms of the Purchase Contracts and of their issuance and sale have been duly authorized by the Company, the Purchase Contracts have been duly authorized, executed and delivered by the parties thereto and such Purchase Contracts have been duly executed and delivered and issued and sold against payment of the purchase price therefor and issued and sold as contemplated in the Registration Statement and any applicable prospectus supplement relating thereto, such Purchase Contracts will constitute valid and binding obligations of the Company.
     4. When the terms of the Units and of their issuance and sale have been duly authorized by the Company, the applicable Units have been duly authorized, executed and delivered by the parties thereto and such Units have been duly executed and delivered and issued and sold against payment of the purchase price therefor and issued and sold as contemplated in the Registration Statement and any applicable prospectus supplement relating thereto, such Units will constitute valid and binding obligations of the Company.
     5. When the terms of the Warrants and of their issuance and sale have been duly authorized by the Company, the applicable warrant agreement has been duly authorized, executed and delivered by the parties thereto and such Warrants have been duly executed and delivered in accordance with the applicable warrant agreement and issued and sold against

Anchor BanCorp Wisconsin Inc.
October 3, 2008

payment of the purchase price therefor and issued and sold as contemplated in the Registration Statement and any applicable prospectus supplement relating thereto, such Warrants will constitute valid and binding obligations of the Company.
     6. When the terms of each Guarantee and of its issuance have been duly authorized by the Company, the applicable guarantee agreement has been duly authorized, executed and delivered by the parties thereto and such Guarantees have been issued as contemplated in the Registration Statement, the Prospectus and any applicable prospectus supplement relating thereto, such Guarantee will constitute a valid and binding obligation of the Company.
     7. The preferred securities of the Trust will represent valid and, subject to the qualification set forth in paragraph (8) below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.
     8. The preferred security holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the holders of trust preferred securities may be obligated to make payments as set forth in the Trust Agreement.
     The opinions set forth above are subject to the following qualifications and exceptions:
     (a) Our opinions set forth above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors’ rights, (ii) the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law), and (iii) insofar as they relate to indemnification provisions, the effect of federal and state securities laws and public policy relating thereto.
     (b) In rendering the opinions set forth above, we have assumed that, at the time of the authentication and delivery of a series of Securities, the Resolutions referred to above will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Securities, the Registration Statement will have been declared effective by the Commission and will continue to be effective, none of the particular terms of a series of Securities will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any order or decree of any court or governmental body having jurisdiction over the Company.
     (c) For purposes of the opinions contained in paragraphs 7 through 8, we have assumed (i) that the Trust Agreement will constitute the entire agreement among the parties

Anchor BanCorp Wisconsin Inc.
October 3, 2008

thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate of Trust will be in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 7 above, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each person to whom a Trust Preferred Security is to be issued by the Trust (collectively, the “Preferred Security Holders”) of a certificate for such Trust Preferred Security and the payment for such Trust Preferred Security, in accordance with the Trust Agreement and the Registration Statement, and (vii) that the Trust Preferred Securities are authenticated, issued and sold to the Preferred Security Holders in accordance with an amended Trust Agreement and the Registration Statement and prospectus supplement.
     (d) Under former Section 180.0622(2)(b) of the Wisconsin Statutes, shareholders of a Wisconsin corporation could be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months’ service in the case of any individual employee. Certain Wisconsin courts interpreted “par value” to mean the full amount paid by the purchaser of shares upon the issuance thereof. Pursuant to 2005 Wisconsin Act 474, Section 180.0622(2)(b) of the Wisconsin Statutes was repealed effective June 14, 2006 and is not applicable to obligations incurred by a Wisconsin corporation on or after such date.
     Our opinions expressed above are limited to the laws of the State of Wisconsin and Delaware and the federal laws of the United States of America. We assume no obligation to revise or supplement the opinions rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise. We express no opinion as to compliance with the “blue sky” laws of any jurisdiction and the opinions set forth herein are qualified in that respect.
     We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of Securities” contained in the Prospectus included therein.
Sincerely,
/s/ Michael Best & Friedrich LLP